Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 5, 2026, with respect to the consolidated financial statements of Cherry Hill Mortgage Investment Corporation and the effectiveness of internal control over financial reporting of Cherry Hill Mortgage Investment Corporation included in the Registration Statement (Form S-4 No. 333-298954) of TPG Mortgage Investment Trust, Inc. and related joint proxy statement/prospectus of TPG Mortgage Investment Trust, Inc. and Cherry Hill Mortgage Investment Corporation for the registration of TPG Mortgage Investment Trust, Inc’s. common stock and preferred stock.

/s/ Ernst & Young LLP

New York, New York

October 2, 2026